Exhibit 23

Consent of Independent Auditors

The Board of Directors

General Electric Company

We consent to incorporation by reference in the registration statements on Form S-3 (Registration Nos. 33-50639, 33-39596, 33-39596-01, 33-29024, 333-59671, 333-96571, 333-104526 and 333-110771), on Form S-4 (Registration No. 333-107556 ) and on Form S-8 (Registration Nos. 333-01953, 333-42695, 333-74415, 333-83164, 333-98877, 333-94101, 333-65781, 333-88233, 333-57734, 333-99671 and 333-102111) of General Electric Company of our report dated February 6, 2004, relating to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2003 and 2002, and the related statements of earnings, changes in shareowners' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of General Electric Company. Our report refers to changes in the methods of accounting for variable interest entities and for asset retirement obligations in 2003, changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002, and changes in the methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets in 2001.

/s/ KPMG LLP

KPMG LLP

Stamford, Connecticut
March 1, 2004